UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: December 25, 2014
(Date of earliest event reported)

Yuma Energy, Inc.
(Exact name of registrant as specified in its charter)

CALIFORNIA (State or other jurisdiction	001-32989 (Commission File Number)	94-0787340 (IRS Employer Identification No.)
of incorporation)

1177 West Loop South, Suite 1825
Houston, Texas 77027
(Address of principal executive offices) (Zip Code)

(713) 968-7000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.         Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 10, 2014, Yuma Energy, Inc. (the “Company”) announced that its President and Chief Operating Officer, Michael F. Conlon, would be retiring, but would be staying on with the Company through the end of 2014 in some capacity to assist with the transition of his duties.

On December 25, 2014, the Company entered into a separation agreement and general release of claims (the “Agreement”) with Mr. Conlon. Under the Agreement, the Company will continue to employ Mr. Conlon through December 31, 2014. The Agreement provides Mr. Conlon with additional benefits greater than what he would otherwise be entitled to receive in connection with the end of his employment with us as consideration for his agreement to comply with certain restrictive covenants and a release of claims.

The restrictive covenants in the Agreement include, but are not limited to, not directly or indirectly soliciting the Company’s employees to work for another entity. In addition, Mr. Conlon will maintain the confidentiality of our proprietary information and will provide a general release of any claims arising out of his employment. In exchange for entering into the Agreement, the Company will provide Mr. Conlon benefits and payments including the following: certain overriding royalty interests as provided in his employment agreement with the Company dated September 1, 2012 and an award of 273,907 restricted stock units (“RSUs”) that vest as to 254,973 RSUs on April 1, 2015 and as to 18,934 RSUs on May 20, 2015 pursuant to the Company’s 2014 Long-Term Incentive Plan. Mr. Conlon also forfeited 355,192 restricted shares of common stock previously awarded to him.

The forgoing description of the Agreement is qualified in its entirety by reference to the complete terms and conditions of the Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01.         Financial Statements and Exhibits.

(d)           Exhibits.

The following exhibit is filed with this Current Report on Form 8-K:

Exhibit No.	Description

10.1	Separation Agreement and General Release of Claims dated December 25, 2014, between Yuma Energy, Inc. and Michael F. Conlon.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YUMA ENERGY, INC.

Date: December 29, 2014	By:	/s/ Sam L. Banks
Sam L. Banks
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Separation Agreement and General Release of Claims dated December 25, 2014, between Yuma Energy, Inc. and Michael F. Conlon.